EXHIBIT 99


Contact:
Laurie Counsel
Investor Relations
(317) 231-2774

Union Acceptance Corporation
250 N. Shadeland Avenue
Indianapolis, Indiana 46219

Union Acceptance Corporation
Press Release

             Union Acceptance Reaches Agreement on Receivables Sale

     Indianapolis, IN, December 17, 2002: Union Acceptance Corporation (OTC Bulletin Board: UACAQ) ("UAC") today announced that it has reached an agreement for its subsidiary, UAFC-2 Corporation, to sell substantially all of the approximately $200 million of receivables held under its warehouse facility with Wachovia Securities to a partnership between First Investors Financial Services Group, Inc. and The First National Bank of Omaha. The transaction, which has been approved by the U.S. Bankruptcy Court, is subject to final documentation and is expected to close December 18, 2002. UAC expects net proceeds of $11 million to $15 million resulting from the sale of the portfolio.

     UAC has continued its efforts to work collaboratively with MBIA Insurance Corporation toward a resolution of its proceeding involving MBIA in UAC's bankruptcy. Most recently, UAC and MBIA with the Court's approval have agreed that UAC will continue as servicer on its servicing portfolio at least through January 7, 2003. Discussions between UAC and MBIA are ongoing.

     The Company continues to examine all strategic alternatives for resolution of its pending bankruptcy reorganization. Among other alternatives, the Company is pursuing efforts, coordinated with the Creditors' Committee in its bankruptcy proceeding, to investigate the possibility of a transfer of its servicing platform in coordination with MBIA. Such a transaction may involve a transition of servicing of the Company's servicing portfolio to a third party under circumstances where the successor would purchase UAC's servicing assets and hire servicing employees. No assurance can be given that UAC will ultimately decide to pursue such a transaction, when or whether such a transaction could be effected or its terms. Any such transaction would be subject to Bankruptcy Court approval.

     "We are pleased with our progress on the warehouse portfolio sale, and we will continue our efforts to preserve our assets in the interest of our creditors and to provide for an optimal outcome for our shareholders and employees," said Lee Ervin, president and chief executive officer of UAC.

     "On a related personnel note, it is with regret that I announce the resignation of Mark Turner, our chief financial officer, who is leaving UAC on December 20, 2002 for personal reasons," said Ervin. "Mark brought a wealth of financial experience and tremendous hard work to us, and we wish him well in his new endeavors."

     The company has planned for the transition of Mr. Turner's responsibilities. The company's existing executive and financial management, with the advice and assistance of its reorganization management firm, ReeseMcMahon L.L.C., will be well positioned to continue to perform critical financial management functions on an ongoing basis.

About Union Acceptance

     Union Acceptance Corporation is a specialized financial services company headquartered in Indianapolis, Indiana. The company's primary business is the servicing of automobile retail installment sales contracts representing primarily late model used, and to an extent, new automobiles purchased by customers who exhibit favorable credit profiles. Union Acceptance Corporation commenced business in 1986 and became an independent public corporation in 1995. By using state-of-the art technology in a highly centralized servicing environment, Union Acceptance enjoys one of the lowest cost servicing structures in the independent prime automobile finance industry.

Forward-Looking Information

     This news release contains forward looking statements regarding matters such as prospects for the company during and after completion of the bankruptcy proceeding, prospects for a sale of receivables, and UAC's efforts to address short term and long term capital needs and other issues. Readers are cautioned that actual results may differ materially from such forward-looking statements. Forward-looking statements involve risk and uncertainties including but not limited to the difficulty inherent in predicting the outcome of bankruptcy in the early stages, changes in delinquency and credit loss rates, limited availability of financing and other capital resources and dependency on credit and surety providers, as well as general economic conditions that affect consumer loan performance. These and other important factors are detailed in the company's annual report on Form 10K for the six months ended December 31, 2001 which was filed with the Securities and Exchange Commission.

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